Exhibit 10.23

ELEVENTH AMENDMENT TO LEASE

THIS ELEVENTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 23rd day of October, 2020 (the “Effective Date”), by and between BMR-201 ELLIOTT AVENUE LLC, a Delaware limited liability company (“Landlord”), and OMEROS CORPORATION, a Washington corporation (“Tenant”).

RECITALS

A.WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of January 27, 2012 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of November 5, 2012, that certain Second Amendment to Lease dated as of November 16, 2012, that certain Third Amendment to Lease dated as of October 16, 2013, that certain Fourth Amendment to Lease dated as of September 8, 2015, that certain Fifth Amendment to Lease dated as of September 1, 2016, that certain Sixth Amendment to Lease dated as of October 18, 2018, that certain Seventh Amendment to Lease dated as of April 15, 2019, that certain Eighth Amendment to Lease dated as of October 28, 2019, that certain Ninth Amendment to Lease dated as of January 15, 2020 and that certain Tenth Amendment to Lease dated as of September 15, 2020 (collectively with the Original Lease, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Existing Premises”) from Landlord at 201 Elliott Avenue West in Seattle, Washington (the “Building”);
B.WHEREAS, Landlord and Tenant desire to expand the Existing Premises to include that certain additional space containing approximately 14,847 square feet of Rentable Area located on the second (2nd) floor of the Building, as more particularly described on Exhibit A attached hereto (the “Expansion Premises”); and
C.WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.Definitions.  For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein.  The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.
2.Lease of Expansion Premises.  Effective as of the Expansion Premises Term Commencement Date (as defined below), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Expansion Premises for use by Tenant in accordance with the Expansion

Premises Permitted Use (as defined below) and in accordance with all of the terms and conditions of the Lease.  From and after the Expansion Premises Term Commencement Date, (a) the term “Premises” as used in the Lease shall include both the Existing Premises and the Expansion Premises, (b) the aggregate Rentable Area of the Premises shall be 127,395 square feet, (c) the aggregate Rentable Area of the Building shall be 151,194 square feet, and (d) Tenant’s Pro Rata Share with respect to the entire Premises shall be eighty-four and twenty-six hundredths percent (84.26%).
3.Expansion Premises Permitted Use.  Notwithstanding anything in the Existing Lease, the Permitted Use with respect to the Expansion Premises shall be office and laboratory use in conformity with current zoning for the Expansion Premises and all Applicable Laws (the “Expansion Premises Permitted Use”).
4.Expansion Premises Term.  The Term of the Lease with respect to the Expansion Premises (as the same may be earlier terminated in accordance with the Lease, the “Expansion Premises Term”) shall commence on February 1, 2021 (the “Expansion Premises Term Commencement Date”) and shall expire on the Term Expiration Date, which is November 15, 2027.  For the avoidance of doubt, the Expansion Premises Term shall be coterminous with the Term for the Existing Premises, such that the Term with respect to the entire Premises shall expire on the Term Expiration Date.
5.Expansion Premises Base Rent.  Commencing as of May 1, 2021 (the “Expansion Premises Rent Commencement Date”), Tenant shall pay Base Rent for the Expansion Premises at a rate equal to Fifty-Seven and 73/100 Dollars ($57.73) per square foot of Rentable Area per year (the “Expansion Premises Base Rent”) in accordance with Article 7 of the Existing Lease. The Expansion Premises Base Rent shall be subject to an annual upward adjustment of three percent (3%) of the then-current Expansion Premises Base Rent, with the first such adjustment becoming effective on the first anniversary of the Expansion Premises Rent Commencement Date, and subsequent adjustments becoming effective on every successive annual anniversary of the Expansion Premises Rent Commencement Date for so long as the Lease continues in effect.
6.Expansion Premises Additional Rent.  Tenant’s Pro Rata Share of the Project with respect to the Expansion Premises shall be nine and eighty-two hundredths percent (9.82%).  Commencing as of the Expansion Premises Rent Commencement Date, Tenant shall pay, as Additional Rent, Tenant’s Share of Operating Expenses with respect to the Expansion Premises and a monthly property management fee with respect to the Expansion Premises equal to three percent (3%) of the monthly Expansion Premises Base Rent (the “Expansion Premises Property Management Fee”), in accordance with Articles 7 and 9 of the Existing Lease.
7.Utilities.  Commencing on the Expansion Premises Term Commencement Date, Tenant shall commence paying the cost of all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water), gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the

Expansion Premises (the “Expansion Premises Utility Costs”), in accordance with Articles 7 and 16 of the Existing Lease.
8.Condition of Expansion Premises.  Notwithstanding anything set forth in the Existing Lease, Tenant acknowledges that (a) it is fully familiar with the condition of the Expansion Premises and agrees to take the same in its condition “as is” as of the Expansion Premises Term Commencement Date, (b) neither Landlord nor any agent of Landlord has made (and neither Landlord nor any agent of Landlord hereby makes) any representation or warranty of any kind whatsoever, express or implied, regarding the Expansion Premises, including (without limitation) any representation or warranty with respect to the condition of Expansion Premises or with respect to the suitability of the Expansion Premises for the conduct of Tenant’s business and (c) Landlord shall have no obligation to alter, repair or otherwise prepare the Expansion Premises for Tenant’s occupancy or to pay for any improvements to the Expansion Premises, except for Landlord obligation to perform the Expansion Premises Landlord Improvements (as defined below) and make available to Tenant the Expansion Premises TI Allowance (as defined below) in accordance with this Amendment.
9.Expansion Premises Landlord Improvements. Landlord shall cause certain upgrades to the heating, ventilation and air-conditioning (“HVAC”) system serving the Expansion Premises, as described in Exhibit B attached hereto (the “HVAC Upgrades”), to be performed as of or prior to the Expansion Premises Term Commencement Date.  In the event the HVAC Upgrades are not substantially completed before the Expansion Premises Rent Commencement Date (subject to punch list items) for any reason, then (a) this Amendment shall not be void or voidable, (b) Landlord shall not be in breach or default under the Lease, (c) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and (d) so long as the delay in substantial completion of the HVAC Upgrades does not arise from the act or failure to act (where there was a duty or obligation to act) of Tenant or Tenant’s employees, contractors, vendors, suppliers, consultants or agents (a “Tenant Delay”), then as Tenant’s sole and exclusive remedy, the Expansion Premises Rent Commencement Date shall be extended on a day-for-day basis for each day that substantial completion of the HVAC Upgrades is delayed beyond the Expansion Premises Rent Commencement Date (for any reason other than a Tenant Delay), in which case, Tenant shall not be responsible for the payment of any Expansion Premises Base Rent, Tenant’s Share of Operating Expenses for the Expansion Premises or the Expansion Premises Property Management Fee until substantial completion of the HVAC Upgrades (subject to punch list items) occurs. For clarity, Tenant shall commence paying the Expansion Premises Utility Costs as of the Expansion Premises Term Commencement Date as described in Section 7 above in any event, and if the delay in substantial completion of the HVAC Upgrades arises from a Tenant Delay, then the Expansion Premises Rent Commencement Date shall be the date that substantial completion of the HVAC Upgrades would have occurred but for such Tenant Delay, in which case Tenant shall be obligated to commence paying the Expansion Premises Base Rent, Tenant’s Share of Operating Expenses for the Expansion Premises and the Expansion Premises Property Management Fee as of the date that substantial completion of the HVAC Upgrades would have occurred by for such Tenant Delay.

10.Expansion Premises Tenant Improvements.
a.Landlord shall make available to Tenant a tenant improvement allowance equal to One Hundred Forty-Eight Thousand Four Hundred Seventy and No/100 Dollars ($148,470.00) (based on $10.00 per square foot of Rentable Area) (the “Base Expansion Premises TI Allowance”) in order to fund appropriate improvements to the Expansion Premises consistent with the Expansion Premises Permitted Use (“Expansion Premises Tenant Improvements”), to be performed by Tenant at Tenant’s sole cost in accordance with this Amendment and the Work Letter attached to this Amendment as Exhibit C (the “Expansion Premises Work Letter”), subject only to Landlord’s obligation to disburse the Base Expansion Premises TI Allowance (and, if properly requested in accordance with the Amendment, the Additional Expansion Premises TI Allowance (as defined below)) in accordance with the Amendment. In addition, if properly requested by Tenant in accordance with the Amendment, Landlord shall make available to Tenant an additional tenant improvement allowance of One Million One Hundred Thirteen Thousand Five Hundred Twenty-Five and No/100 Dollars ($1,113,525.00) (based on $75.00 per square foot of Rentable Area (of which Tenant may elect to spend a portion not to exceed Two Hundred Ninety-Six Thousand Nine Hundred Forty and No/100 Dollars ($296,940.00) (based on $20.00 per square foot of Rentable Area) on the purchase of furniture, personal property or other non-building system equipment) (the “Additional Expansion Premises TI Allowance”). The Base Expansion Premises TI Allowance and any Additional Expansion Premises TI Allowance (if properly requested by Tenant in accordance with this Amendment), are referred to herein collectively as the “Expansion Premises TI Allowance”). Landlord shall not be obligated to expend any portion of the Expansion Premises Additional TI Allowance until Landlord shall have received from Tenant a letter in the form attached as Exhibit D hereto executed by an authorized officer of Tenant.

b.The Expansion Premises TI Allowance may be applied to the costs of (i) construction, (ii) project review and oversight by Landlord (which fee shall be a flat fee equal to Twenty-Five Thousand and No/100 Dollars ($25,000.00), (iii) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Tenant, and review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Landlord, (iv) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (v) building permits and other taxes, fees, charges and levies by Governmental Authorities for permits or for inspections of the Expansion Premises Tenant Improvements, and (vi) costs and expenses for labor, material, equipment and fixtures.  In no event shall the Expansion Premises TI Allowance be used for (A) the cost of work that is not authorized by the Approved Plans (as defined in the Expansion Premises Work Letter) or otherwise approved in writing by Landlord, (B) payments to Tenant or any affiliates of Tenant, (C) except to the extent expressly permitted pursuant to Section 10(a) above, the purchase of any furniture, personal property or other non-building system equipment, (D) costs arising from any default by Tenant of its obligations under this Lease or (E) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).

c.Tenant shall have until May 31, 2021 (the “Base Expansion Premises TI Allowance Deadline”) to submit any requests to Landlord to utilize or disburse the Expansion

Premises TI Allowance and July 1, 2022 (the “Additional Expansion Premises TI Allowance Deadline”) to submit any Fund Requests (as defined in the Expansion Premises Work Letter) to Landlord to utilize or disburse the Additional Expansion Premises TI Allowance, after which Landlord’s obligation to disburse any remaining, undisbursed Expansion Premises TI Allowance or Additional Expansion Premises TI Allowance, as applicable, shall irrevocably expire. In no event shall Tenant be entitled to apply any undisbursed Base Expansion Premises TI Allowance as of the Base Expansion Premises TI Deadline or Additional Expansion Premises TI Allowance as of the Additional Expansion Premises TI Allowance Deadline as a credit against Rent payable by Tenant under the Lease.

d.Any of the Additional Expansion Premises TI Allowance drawn by Tenant shall be amortized over the remaining Expansion Premises Term commencing on the date on which the draw is disbursed to Tenant at an interest rate of eight percent (8%) and shall increase the initial rate of Expansion Premises Base Rent by the amortized amount of such Additional Expansion Premises TI Allowance (which shall be subject to the annual adjustments of Expansion Premises Base Rent set forth in Section 5 above).  The amount by which Expansion Premises Base Rent shall be increased shall be determined (and Expansion Premises Base Rent shall be increased accordingly) as of the Expansion Premises Rent Commencement Date and, if such determination does not reflect use by Tenant of all of the Additional Expansion Premises TI Allowance, shall be determined again as of the Additional Expansion Premises TI Deadline, with Tenant paying (on the next succeeding day that Expansion Premises Base Rent is due under the Lease (the “Expansion Premises TI True-Up Date”)) any underpayment of the further adjusted Expansion Premises Base Rent for the period beginning on the date upon which the Additional Expansion Premises TI Allowance was disbursed to Tenant and ending on the Expansion Premises TI True-Up Date.

e.The design and construction of the Expansion Premises Tenant Improvements shall be subject to Landlord’s approval in Landlord’s reasonable discretion (provided that any Expansion Premises Tenant Improvements that would affect the exterior of the Building or adversely affect the Building structure or systems or require changes to the base Building design will be subject to Landlord’s approval in its sole discretion). Notwithstanding the foregoing, if Tenant elects to convert any portion of the Expansion Premises that is laboratory space as of the Expansion Premises Term Commencement Date to office space, then Landlord may elect, in its sole discretion, to condition Landlord’s approval of Tenant’s proposed Expansion Premises Tenant Improvements upon Tenant’s obligation, at Tenant’s sole cost and expense, to restore the office improvements to an open configuration (no above-ceiling work), with a maximum cost of Seventy-Five Thousand and No/100 Dollars ($75,000) for the demolition work.  Landlord acknowledges that it has received from Tenant the preliminary plans of the Expansion Premises Tenant Improvements, and any draft schematic plans and final plans and specifications based on such preliminary plans shall be subject to Landlord’s approval in accordance with this Section and Article 2 of the Expansion Premises Work Letter.

f.To the extent that the total projected cost of the Expansion Premises Tenant Improvements will exceed the sum of the Base Expansion Premises TI Allowance and any Additional Expansion Premises TI Allowance properly requested by Tenant in accordance with this Amendment (such excess, the “Excess Expansion Premises TI Costs”), Tenant shall pay the costs of the Expansion Premises Tenant Improvements on a pari passu basis with Landlord as such costs are paid, in the proportion of Excess Expansion Premises TI Costs payable by Tenant to the Expansion Premises TI Allowance payable by Landlord.  If the aggregate cost of the Expansion Premises Tenant Improvements increases over the aggregate cost set forth in the Approved Budget (as defined in Section 6.1 of the Expansion Premises Work Letter), then Tenant shall promptly (and in any event within five (5) business days) notify Landlord.

g.Landlord and Tenant shall mutually agree upon the selection of the architect, engineer, general contractor and major subcontractors for the Expansion Premises Tenant Improvements, and Tenant shall be responsible for the review of the competitive bid process. Landlord may refuse to approve any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony or may not have sufficient experience, in Landlord’s reasonable opinion, to perform work in an occupied Class “A” laboratory research building and in laboratory areas (to the extent that such architects, consultants, contractors, subcontractors or material suppliers will be performing work or providing supplies for  portions of the Expansion Premises that will be utilized for laboratory purposes). Prior to any entry into the Expansion Premises by Tenant’s general contractor, engineer or subcontractors in connection with the Expansion Premises Tenant Improvements, Tenant shall furnish to Landlord evidence reasonably satisfactory to Landlord that insurance coverages required under the Expansion Premises Work Letter are in full force and effect, and such entry shall be subject to all the terms and conditions of this Lease.

h.Upon completion of the Expansion Premises Tenant Improvements, Tenant shall deliver to Landlord (i) a certificate of occupancy (or its substantial equivalent) for the Expansion Premises suitable for the Expansion Premises Permitted Use, and (ii) a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by Tenant’s project architect and the general contractor.
11.Parking. Tenant shall be entitled to use Tenant’s Pro Rata Share of unreserved parking spaces serving the Building in common with other tenants of the Project during the Term, at a cost equal to the then-prevailing market rate for comparable parking spaces in the area (as reasonably determined by Landlord from time to time). The parking ratio for the Project is currently approximately 1 space per 1,000 square feet of Rentable Area. The current parking rate is Two Hundred Seventy-Five and No/100 Dollars ($275.00) per parking space per month and is subject to periodic market adjustments. Tenant shall commence paying to Landlord the parking costs for the parking spaces attributable to the Expansion Space as of the Expansion Premises Term Commencement Date.
12.Broker. Tenant represents and warrants that it has not dealt with any broker or agent other than CBRE, as Landlord’s broker, and Jones Lang La Salle Brokerage, Inc., as Tenant’s broker (collectively, “Brokers”) in the negotiation for or the obtaining of this Amendment. Landlord shall compensate the Brokers in relation to the Amendment pursuant to separate agreements between Landlord and each of the Brokers, in each case only if Landlord and Tenant execute and deliver this Amendment and any other conditions set forth in such separate agreements are satisfied. Tenant agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord Indemnitees for, from and against any and all cost or liability for compensation claimed by any broker or agent (other than Brokers) employed or engaged by it or claiming to have been employed or engaged by it.
13.No Default.  Landlord and Tenant each represents, warrants and covenants that, to the best of their knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.
14.Effect of Amendment.  Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed.  In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms contained in this Amendment shall supersede and control the obligations and liabilities of the parties.
15.Successors and Assigns.  Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees.  Nothing in this Section shall in any way alter the provisions of the Lease restricting assignment or subletting.
16.Miscellaneous.  This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof.  All exhibits hereto are incorporated herein by reference.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.
17.Authority.  Tenant warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.  Landlord warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.
18.Counterparts; Facsimile and PDF Signatures.  This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.  A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.

LANDLORD:

BMR-201 ELLIOTT AVENUE LLC,

a Delaware limited liability company

By:/s/ Marie Lewis

Name:Marie Lewis

Title:Senior Vice President, Legal

TENANT:

OMEROS CORPORATION,

a Washington corporation

By:/s/ Michael Jacobsen

Name:Michael Jacobsen

Title:Chief Accounting Officer

EXHIBIT A

EXPANSION PREMISES

EXHIBIT B

HVAC UPGRADES

LAB:

Within the lab portion of the Expansion Premises, Landlord is currently installing a 100% OSA DX Lab grade rooftop unit (known as RTU 505) with prefilter, final filters, runaround loop heat recovery coil and hot water coil with new VAV boxes within the lab space. The lab HVAC system also has a separate 100% combo general room exhaust/fume hood exhaust rooftop fan (EF-R507) with runaround loop heat recovery coil. The supply and exhaust air will be served via a combination of existing constant volume boxes and new constant volume boxes.   These new systems are dedicated to the Expansion Premises.

OFFICE

Within the office portion of the Expansion Premises, Landlord is removing the existing VRF system serving this space and replacing with new VAV boxes with electric heat. In addition, the existing exterior louver in the Expansion Premises will be decommissioned and sealed up. The office portion of the Expansion Premises will continue to be served by RTU 504.

EXHIBIT C

EXPANSION PREMISES WORK LETTER

This Expansion Premises Work Letter (this “Expansion Premises Work Letter”) is entered into as of this 23rd day of October, 2020 (the “Effective Date”), by and between BMR-201 ELLIOTT AVENUE LLC, a Delaware limited liability company (“Landlord”), and OMEROS CORPORATION, a Washington corporation (“Tenant”), and is attached to and made a part of that certain Lease dated as of the Effective Date (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), by and between Landlord and Tenant for the Expansion Premises on the second floor of the Building at 201 Elliott Avenue West in Seattle, Washington.  All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease.

1.General Requirements.
1.1.Authorized Representatives.
(a)Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (i) John Moshy as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Expansion Premises Work Letter and (ii) an officer of Landlord as the person authorized to sign any amendments to this Expansion Premises Work Letter or the Lease.  Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative.  Landlord may change either Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant.
(b)Tenant designates [_______] (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Expansion Premises Work Letter.  Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative.  Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord.
1.2.Schedule.  The schedule for design and development of the Expansion Premises Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Tenant (the “Schedule”).  Tenant shall prepare the Schedule so that it is a reasonable schedule for the completion of the Expansion Premises Tenant Improvements.  The Schedule shall clearly identify all activities requiring Landlord participation, including specific dates and time periods when Tenant’s contractor will require access to areas of the Project outside of the Expansion Premises.  As soon as the Schedule is completed, Tenant shall deliver the same to Landlord for Landlord’s information.
1.3.Tenant’s Architects, Contractors and Consultants.  All Tenant contracts related to the Expansion Premises Tenant Improvements shall provide that Tenant may assign such contracts and any warranties with respect to the Expansion Premises Tenant Improvements to Landlord at any time, provided that Tenant may not assign any such contracts to Landlord without Landlord’s prior written consent, and any such assignment without Landlord’s prior written consent shall be void and of no force or effect.
2.Expansion Premises Tenant Improvements.  All Expansion Premises Tenant Improvements shall be performed by Tenant’s contractor in accordance with the Approved Plans (as defined below), the Lease and this Expansion Premises Work Letter.  Without limiting the generality of the foregoing, all Expansion Premises Tenant Improvements shall be performed in accordance with Article 17 of the Lease, to the extent not amended or superseded by this Amendment or this Expansion Premises Work Letter; provided that, notwithstanding anything in the Lease or this Expansion Premises Work Letter, in the event of a conflict between this Amendment or the Expansion Premises Work Letter and Article 17 of the Lease, the terms of this Amendment and the Expansion Premises Work Letter shall govern. If Tenant fails to pay, or is late in paying, any sum due to Landlord under this Expansion Premises Work Letter, then Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including the right to interest and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same shall be considered Rent.
2.1.Work Plans.  Tenant shall prepare and submit to Landlord for approval (subject to Section 10(e) of the Amendment) schematics covering the Expansion Premises Tenant Improvements prepared in conformity with the applicable provisions of this Expansion Premises Work Letter (the “Draft Schematic Plans”).  The Draft Schematic Plans shall contain sufficient information and detail to accurately describe the proposed design to Landlord and such other information as Landlord may reasonably request.  Landlord shall notify Tenant in writing within ten (10) business days after receipt of the Draft Schematic Plans whether Landlord approves or objects to the Draft Schematic Plans and of the specific manner in which the Draft Schematic Plans are unacceptable (subject to Section 10(e) of the Amendment).  In the event Landlord objects to the Draft Schematic Plans, Landlord and Tenant will discuss the reasons for such objection, and Landlord shall provide its reasons in sufficient detail for Tenant to appropriately revise the Draft Schematic Plan.  Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord.  If Landlord reasonably objects to the Draft Schematic Plans (subject to Section 10(e) of the Amendment), then Tenant shall revise the Draft Schematic Plans and cause Landlord’s objections to be remedied in the revised Draft Schematic Plans.  Tenant shall then resubmit the revised Draft Schematic Plans to Landlord for approval, such approval not to be unreasonably withheld, conditioned or delayed.  Landlord’s approval of or objection to revised Draft Schematic Plans and Tenant’s correction of the same shall be in accordance with this Section until Landlord has approved the Draft Schematic Plans in writing or been deemed to have approved them.  The iteration of the Draft Schematic Plans that is approved or deemed approved by Landlord without objection shall be referred to herein as the “Approved Schematic Plans.”
2.2.Construction Plans.  Tenant shall prepare final plans and specifications for the Expansion Premises Tenant Improvements that (a) are consistent with and are logical evolutions of the Approved Schematic Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) Changes (as defined below). As soon as such final plans and specifications (“Construction Plans”) are completed, Tenant shall deliver the same to Landlord for Landlord’s approval (subject to Section 10(e) of the Amendment).  All such Construction Plans shall be submitted by Tenant to Landlord in electronic .pdf, CADD and full-size hard copy formats, and shall be approved or disapproved by Landlord within ten (10) business days after delivery to

Landlord (subject to Section 10(e) of the Amendment).  Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord.  If the Construction Plans are disapproved by Landlord, then Landlord shall notify Tenant in writing of its objections to such Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Construction Plans.  Promptly after the Construction Plans are approved by Landlord and Tenant, two (2) copies of such Construction Plans shall be initialed and dated by Landlord and Tenant, and Tenant shall promptly submit such Construction Plans to all appropriate Governmental Authorities for approval.  The Construction Plans so approved, and all change orders specifically permitted by this Expansion Premises Work Letter, are referred to herein as the “Approved Plans.”
2.3.Changes to the Expansion Premises Tenant Improvements. Any changes to the Approved Plans (each, a “Change”) shall be requested and instituted in accordance with the provisions of this Article 2 and shall be subject to the written approval of the non-requesting party in accordance with this Expansion Premises Work Letter (subject to Section 10(e) of the Amendment).
(a)Change Request.  Either Landlord or Tenant may request Changes after Landlord approves the Approved Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (i) the requested Change, (ii) the party required to perform the Change and (iii) any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change.  If the nature of a Change requires revisions to the Approved Plans, then the requesting party shall be solely responsible for the cost and expense of such revisions and any increases in the cost of the Expansion Premises Tenant Improvements as a result of such Change.  Change Requests shall be signed by the requesting party’s Authorized Representative.  Notwithstanding the foregoing, after Landlord approves the Approved Plans, Landlord shall not request a Change that would materially delay completion of the Expansion Premises Tenant Improvements unless such Change is required to (A) comply with any Applicable Law or any request of any Governmental Authority, (B) correct any manifest error or defect, or (C) correct or avoid any material adverse effect on the Building systems or Building structure or material adverse effect on another tenant of the Building.
(b)Approval of Changes.  All Change Requests shall be subject to the other party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.  The non-requesting party shall have five (5) business days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request.  The non-requesting party’s failure to respond within such five (5) business day period shall be deemed approval by the non-requesting party.
2.4.Preparation of Estimates.  Tenant shall, before proceeding with any Change required by Landlord, using its best efforts, prepare as soon as is reasonably practicable (but in no event more than five (5) business days after receipt of Landlord’s Change Request) an estimate of the increased costs or savings that would result from such Landlord requested Change, as well as an estimate of such Change’s effects on the Schedule. Landlord shall have five (5) business days after receipt of such information from Tenant to notify Tenant in writing of Landlord’s decision either to proceed with or abandon the Landlord-initiated Change Request.  With respect to any Tenant initiated change, Tenant shall notify Landlord in writing of any increase in the Approved

Budget (as defined below) arising from such Tenant initiated change promptly (but in any event within five (5) business days) after becoming aware of such increase in the Approved Budget.
2.5.Quality Control Program; Coordination.  Tenant shall provide Landlord with information regarding the following (together, the “QCP”):  (a) Tenant’s general contractor’s quality control program and (b) evidence of subsequent monitoring and action plans.  The QCP shall be subject to Landlord’s reasonable review and approval and shall specifically address the Expansion Premises Tenant Improvements.  Tenant shall ensure that the QCP is regularly implemented on a scheduled basis and shall provide Landlord with reasonable prior notice and access to attend all inspections and meetings between Tenant and its general contractor.  At the conclusion of the Expansion Premises Tenant Improvements, Tenant shall deliver the quality control log to Landlord, which shall include all records of quality control meetings and testing and of inspections held in the field, including inspections relating to concrete, steel roofing, piping pressure testing and system commissioning.
3.Expansion Premises Tenant Improvements.
3.1.Performance Standards. Tenant shall perform and complete the Expansion Premises Tenant Improvements in all respects (a) in substantial conformance with the Approved Plans and Applicable Laws and in accordance with the requirements of Landlord’s and Tenant’s insurance carriers (to the extent Landlord provides its insurance carriers’ requirements to Tenant) and the board of fire underwriters having jurisdiction over the Expansion Premises. All material and equipment furnished by Tenant or its contractors as the Expansion Premises Tenant Improvements shall be new or “like new.” The Expansion Premises Tenant Improvements shall be performed in a first-class, workmanlike manner; and the quality of the Expansion Premises Tenant Improvements shall be of a nature and character not less than the standard improvements and finishes for the Building. Tenant shall take, and shall require its contractors to take, commercially reasonable steps to protect the Expansion Premises during the performance of any Expansion Premises Tenant Improvements, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage.
3.2.Completion. The Expansion Premises Tenant Improvements shall be deemed completed at such time as Tenant shall furnish to Landlord (t) evidence satisfactory to Landlord that (i) all Expansion Premises Tenant Improvements have been completed and paid for in full (which shall be evidenced by the general contractor’s and each subcontractor’s and material supplier’s final unconditional waivers and releases of liens, each in a form acceptable to Landlord and complying with Applicable Laws, and a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor, together with a statutory notice of substantial completion from the general contractor), (ii) any and all liens related to the Expansion Premises Tenant Improvements have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien and (iii) no security interests relating to the Expansion Premises Tenant Improvements are outstanding, (u) all certifications and approvals with respect to the Expansion Premises Tenant Improvements that may be required from any Governmental Authority and any board of fire underwriters or similar body for the use and occupancy of the Expansion Premises (including a certificate of occupancy (or its substantial equivalent) for the Expansion Premises for the Permitted Use), (v) certificates of insurance required by the Lease to be purchased and maintained by Tenant, (w) complete “as built” drawing print sets, project specifications and shop drawings and electronic CADD files on disc (showing the Expansion Premises Tenant Improvements as an overlay on the Building “as built” plans (provided that Landlord provides the Building “as-built” plans provided to Tenant) of all contract documents for work performed by their architect and engineers in relation to the Expansion Premises Tenant Improvements, (y) a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and approved by Landlord for all new or affected mechanical, electrical and plumbing systems (which report Landlord may hire a licensed, qualified commissioning agent to peer review, and whose reasonable recommendations Tenant’s commissioning agent shall perform and incorporate into a revised report) and (z) such other “close out” materials as Landlord reasonably requests consistent with Landlord’s own requirements for its contractors, such as copies of manufacturers’ warranties, operation and maintenance manuals and the like.
4.Insurance.
4.1.Property Insurance.  At all times during the period beginning with commencement of construction of the Expansion Premises Tenant Improvements and ending with final completion of the Expansion Premises Tenant Improvements, Tenant shall maintain, or cause to be maintained (in addition to the insurance required of Tenant pursuant to the Lease), property insurance insuring Landlord and the Landlord Parties, as their interests may appear.  Such policy shall, on a completed replacement cost basis for the full insurable value at all times, insure against loss or damage by fire, vandalism and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Expansion Premises Tenant Improvements and the general contractor’s and any subcontractors’ machinery, tools and equipment, all while each forms a part of, or is contained in, the Expansion Premises Tenant Improvements or any temporary structures on the Expansion Premises, or is adjacent thereto; provided that, for the avoidance of doubt, insurance coverage with respect to the general contractor’s and any subcontractors’ machinery, tools and equipment shall be carried on a primary basis by such general contractor or the applicable subcontractor(s).  Tenant agrees to pay any deductible, and Landlord is not responsible for any deductible, for a claim under such insurance.
4.2.Workers’ Compensation Insurance; Other Insurance.  At all times during the period of construction of the Expansion Premises Tenant Improvements, Tenant shall, or shall cause its contractors or subcontractors to, maintain statutory workers’ compensation insurance as required by Applicable Laws. In addition, Tenant shall cause Tenant’s contractors performing construction or renovation work in the Expansion Premises to maintain insurance in accordance with Exhibit C-1 attached hereto.
4.3.Waivers of Subrogation.  Any insurance provided pursuant to this Section 4 shall waive subrogation against the Landlord Parties and Tenant shall hold harmless and indemnify the Landlord Parties for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers.
5.Liability.  Tenant assumes sole responsibility and liability for any and all injuries or the death of any persons, including Tenant’s contractors and subcontractors and their respective employees, agents and invitees, and for any and all damages to property arising from any act or omission on the part of Tenant, Tenant’s contractors or subcontractors, or their respective employees, agents and invitees in the prosecution of the Expansion Premises Tenant Improvements.  Tenant agrees to indemnify, reimburse, defend and hold harmless (“Indemnify”) the Landlord Indemnitees from and against all Claims due to, because of or arising from any and all such injuries, death or damage, whether real or alleged, and Tenant and Tenant’s contractors and subcontractors shall assume and defend at their sole cost and expense all such Claims; provided that nothing contained in this Expansion Premises Work Letter shall be deemed to Indemnify Landlord from or against liability to the extent arising directly from Landlord’s negligence or willful misconduct.  Any deficiency in design or construction of the Expansion Premises Tenant Improvements shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing.
6.Budget; Fund Requests.
6.1.Approval of Budget.  Notwithstanding anything to the contrary set forth elsewhere in this Expansion Premises Work Letter or the Lease, Landlord shall not have any obligation to expend any portion of the Expansion Premises TI Allowance until Landlord and Tenant shall have approved in writing the budget for the Expansion Premises Tenant Improvements (the “Approved Budget”).  Prior to Landlord’s approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with the Expansion Premises Tenant Improvements as they become due.  Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to the Expansion Premises Tenant Improvements that exceed the amount of the Expansion Premises TI Allowance.  Landlord shall not unreasonably withhold, condition or delay its approval of any budget for Expansion Premises Tenant Improvements that is proposed by Tenant.
6.2.Fund Requests.  Upon submission by Tenant to Landlord as of or prior to the Base Expansion Premises TI Deadline (with respect to the Base Expansion Premises TI Allowance) or the Additional Expansion Premises TI Deadline (with respect to the Additional Expansion Premises TI Allowance), as applicable, of (a) a statement (a “Fund Request”) setting forth the total amount of the Expansion Premises TI Allowance requested, (b) a summary of the Expansion Premises Tenant Improvements performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect, (c) invoices from the general contractor, the architect, and any subcontractors, material suppliers and other parties requesting payment with respect to the amount of the Expansion Premises TI Allowance then being requested, (d) unconditional lien releases from the general contractor and each subcontractor and material supplier with respect to previous payments made by either Landlord or Tenant for the Expansion Premises Tenant Improvements in a form acceptable to Landlord and complying with Applicable Laws, (e) conditional lien releases from the general contractor and each subcontractor and material supplier with respect to the Expansion Premises Tenant Improvements performed that correspond to the Fund Request, in a form acceptable to Landlord and complying with Applicable Laws, and (f) receipts for furniture, personal property or other non-building system equipment purchased in accordance with Section 10(a) of the Amendment, then Landlord shall, within thirty (30) days following receipt by Landlord of a Fund Request and the accompanying materials required by this Section, pay to Tenant (for reimbursement for payments made by Tenant to such contractors, subcontractors or material suppliers) (provided that if Tenant fails to pay its contractors, subcontractors and material suppliers, then Landlord may elect to pay such contractors, subcontractors and material suppliers directly) the amount of Tenant Improvement costs set forth in such Fund Request or Landlord’s pari passu share thereof if Excess TI Costs exist based on the Approved Budget; provided that Landlord shall not be obligated to make any payments under this Section until the budget for the Expansion Premises Tenant Improvements is approved in accordance with Section 6.1 above, and any Fund Request under this Section shall be submitted as of or prior to the Base Expansion Premises TI Deadline (with respect to the Base Expansion Premises TI Allowance) or the Additional Expansion Premises TI Deadline (with respect to the Additional Expansion Premises TI Deadline), as applicable, and shall be subject to the payment limits set forth in Section 6.1 above and Section 10 of the Amendment.  Notwithstanding anything in this Section to the contrary, Tenant shall not submit a Fund Request after the Base Expansion Premises TI Deadline (with respect to the Base Expansion Premises TI Allowance) or the Additional Expansion Premises TI Deadline (with respect to the Additional Expansion Premises TI Deadline), as applicable, or more often than every thirty (30) days.  Any additional Fund Requests submitted in violation of the immediately preceding sentence shall be void and of no force or effect.
6.3.Accrual Information.  In addition to the other requirements of this Section 6, Tenant shall, no later than the tenth (10th) business day of each month until the Expansion Premises Tenant Improvements are complete, provide Landlord with an estimate of (a) the percentage of design and other soft cost work that has been completed, (b) design and other soft costs spent through the end of the previous month, both from commencement of the Expansion Premises Tenant Improvements and solely for the previous month, (c) the percentage of construction and other hard cost work that has been completed, (d) construction and other hard costs spent through the end of the previous month, both from commencement of the Expansion Premises Tenant Improvements and solely for the previous month, and (e) the date of completion of the Expansion Premises Tenant Improvements, subject to punch list items.
7.Miscellaneous.
7.1.Incorporation of Lease Provisions.  Sections 41.6 through 41.18 of the Existing Lease are incorporated into this Expansion Premises Work Letter by reference, and shall apply to this Expansion Premises Work Letter in the same way that they apply to the Lease.
7.2.General.  Except as otherwise set forth in the Lease or this Expansion Premises Work Letter, this Expansion Premises Work Letter shall not apply to improvements performed in any additional premises added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise; or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the original Term, whether by any options under the Lease or otherwise, unless the Lease or any amendment or supplement to the Lease expressly provides that such additional premises are to be delivered to Tenant in the same condition as the Expansion Premises.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Expansion Premises Work Letter to be effective on the Effective Date.

LANDLORD:

BMR-201 ELLIOTT AVENUE LLC,

a Delaware limited liability company

By:/s/ Marie Lewis

Name:Marie Lewis

Title:Senior Vice President, Legal

TENANT:

OMEROS CORPORATION,

a Washington corporation

By:/s/ Michael Jacobsen

Name:Michael Jacobsen

Title:Chief Accounting Officer

EXHIBIT C-1

TENANT WORK INSURANCE SCHEDULE

1.Types of Coverage.  Tenant shall cause Tenant’s contractors performing construction or renovation work ( “Tenant’s Work”) to maintain such insurance as shall protect it from the claims set forth below that may arise out of or result from any Tenant Work, whether such Tenant Work is completed by Tenant or by any Tenant contractors or by any person directly or indirectly employed by Tenant or any Tenant contractors, or by any person for whose acts Tenant or any Tenant contractors may be liable:
a.Commercial General Liability.  Commercial general liability insurance written on the ISO form CG 00 01 or equivalent, including products and completed operations, on an occurrence basis.  Such coverage shall apply to all Tenant Work done by Tenant’s contractors and subcontractors of all tiers and provide insurance against personal injury, wrongful death, and property damage (other than to the Tenant Work itself).  The policy shall include contractual liability coverage sufficient to address the obligations of the Lease and the Tenant Work.  This insurance policy shall include Landlord Parties as additional insureds with endorsements equivalent to ISO CG 20 10 04/13 for ongoing operations, and to ISO CG 20 37 04/13 for completed operations.  This policy shall be primary and noncontributory with respect to any other insurance available to an additional insured.  The policy shall include endorsement ISO CG 24 04 or its equivalent, a waiver of subrogation in favor of the Landlord Parties.  Tenant contractors’ Commercial General Liability Insurance shall include premises/operations (including explosion, collapse and underground coverage if such Tenant Work involves any underground work), elevators, independent contractors, products and completed operations, and blanket contractual liability on all written contracts, all including broad form property damage coverage.  Coverage for completed operations must be maintained through the applicable statue of repose period following completion of the Tenant Work.
b.Business Automobile Liability Insurance.  Business Automobile Liability Insurance on an “occurrence” form covering any or all autos (including owned, hired, leased and non-owned vehicles) used by or on behalf of the insured, and providing insurance for bodily injury and property damage.  The policy shall include coverage for loading and unloading activities.  This policy shall include the Landlord Parties as additional insureds, with endorsements.
c.Workers’ Compensation and Employer’s Liability Insurance.  For all operations, Workers’ Compensation insurance in compliance with statutory limits for the Workers’ Compensation Laws of the state in which the Premises are located, and an Employer’s Liability limit of not less than $1,000,000 each accident.
d.Contractors’ Pollution Liability.  Contractors and subcontractors handling, removing or treating Hazardous Materials shall maintain pollution liability insurance.  Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage or environmental damage, including physical injury to or destruction of tangible property (including the resulting loss of use thereof), contractual liability coverage to cover liability arising out of cleanup, removal, storage or handling of hazardous or toxic chemicals, materials or substances, or any other pollutants (including mold, asbestos or asbestos-containing materials); and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such damages.  Claims-made coverage is permitted, provided that the policy retroactive date is continuously maintained prior to the commencement of the Tenant Work.  This policy shall include the Landlord Parties as additional insureds, with endorsements.
e.Professional Liability (Errors and Omissions).  Contractors and subcontractors of any tier performing Tenant Work that includes any professional services, including design, architecture, engineering, testing, surveying or design/build services shall provide and maintain professional liability insurance.  Coverage shall be maintained following completion of the Tenant Work through the applicable statute of repose of the state in which the Premises are located.
2.Minimum Limits of Insurance. All coverage types as defined above to be procured by Tenant’s general contractor and designer for any Tenant Work shall be written for limits of insurance not less than:
Coverage	Cost of Work	Minimum Limits of Insurance
a. Commercial General Liability * Limits may be met by use of excess and/or umbrella liability insurance, provided that such coverage is at least as broad as the primary coverages required herein	<$200 million	$100 million per occurrence, general aggregate, and products and completed operations aggregate
	<$100 million	$50 million per occurrence, general aggregate, and products and completed operations aggregate
	<$50 million	$25 million per occurrence, general aggregate, and products and completed operations aggregate
	<$25 million	$10 million per occurrence, general aggregate, and products and completed operations aggregate
	<$10 million	$5 million per occurrence, general aggregate, and products and completed operations aggregate
	<$5 million	$2 million per occurrence, general aggregate, and products and completed operations aggregate
g. Commercial Automobile Liability * Limits may be met	≥$25 million	$25 million combined single limit
	<$25 million	$10 million combined single limit
	<$10 million	$5 million combined single limit
	<$5 million	$2 million combined single limit

Coverage	Cost of Work	Minimum Limits of Insurance
by use of excess and/or umbrella liability insurance, provided that such coverage is at least as broad as the primary coverages required herein
k. Workers’ Compensation	At all times	As required by Applicable Laws
l. Contractor’s Pollution Liability	At all times	$2 million per location and $4 million aggregate
m. Professional Liability (Errors and Omissions)	<$200 million	$10 million per project and in the aggregate
	<$75 million	$5 million per project and in the aggregate
	<$25 million	$2 million per project and $4 million aggregate
	<$10 million	$1 million per project and $2 million aggregate
3.Notice of Cancelation.  The foregoing policies shall contain a provision that coverages afforded under the policies shall not be canceled or not renewed until at least thirty (30) days’ prior written notice has been given to the Landlord.
4.Evidence of Insurance.  Certificates of insurance, including required endorsements showing such coverages to be in force, shall be provided to Landlord prior to the commencement of any Tenant Work and prior to each renewal.
5.Insurer Ratings.  The minimum A.M. Best’s rating of each insurer shall be A-VII.
6.Additional Insureds.  The policies shall name Landlord Parties as additional insureds to the extent required by the Lease, the Expansion Premises Work Letter or this Exhibit.
7.Waiver of Subrogation.  Tenant, contractors and subcontractors, and each of their respective insurers shall provide waivers of subrogation in favor of the Landlord Parties with respect to all insurance required by the Lease, the Expansion Premises Work Letter or this Exhibit.
8.Tenant’s Contractors.  Tenant shall require all other persons, firms and corporations engaged or employed by Tenant in connection with the performance of Tenant Work to carry and maintain coverages with limits not less than those required by this Exhibit.  Tenant’s contractors’ and subcontractors’ insurance compliance, including any coverage exceptions, shall be Tenant’s responsibility.  Tenant shall incorporate these insurance requirements by reference within any contract executed by Tenant and its contractors.  Tenant shall obtain and verify the accuracy of certificates of insurance evidencing required coverage prior to permitting its contractors, subcontractors (of any tier), suppliers and agents from performing any Tenant Work or services at the Premises.  Tenant shall furnish original certificates of insurance with additional insured endorsements from Tenant’s contractors, subcontractors (of any tier), suppliers and agents as evidence thereof, as Landlord may reasonably request.
9.No Limit of Liability.  It is expressly acknowledged and agreed that the insurance policies and limits required hereunder shall not limit the liability of Tenant or its contractors or subcontractors, and that Landlord makes no representation that these types or amounts of insurance are sufficient or adequate to protect Tenant or its contractors’ or subcontractors’ interests or liabilities, but are merely minimums.   Any insurance carried by Landlord shall be secondary and non-contributory to that carried by Tenant and/or its contractors or subcontractors.

EXHIBIT D

FORM OF ADDITIONAL EXPANSION PREMISES TI ALLOWANCE
ACCEPTANCE LETTER

[TENANT LETTERHEAD]

BMR-201 Elliott Avenue LLC

4570 Executive Drive, Suite 400

San Diego, California 92121

Attn: Legal Department

[Date]

Re:Additional Expansion Premises TI Allowance

To Whom It May Concern:

This letter concerns that certain Eleventh Amendment to Lease dated as of October 23, 2020 (the “Eleventh Amendment”) between BMR-201 Elliott Avenue LLC (“Landlord”) and Omeros Corporation (“Tenant”).  Capitalized terms not otherwise defined herein shall have the meanings given them in the Eleventh Amendment.

Tenant hereby notifies Landlord that it wishes to exercise its right to utilize the Additional Expansion Premises TI Allowance pursuant to Section 10 of the Eleventh Amendment.

If you have any questions, please do not hesitate to call [_______] at ([___]) [___]-[____].

Sincerely,

[Name]

[Title of Authorized Signatory]

cc:Karen Sztraicher

Jon Bergschneider

John Lu

Kevin Simonsen